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                                   EXHIBIT A


                           CERTIFICATE OF DESIGNATION

                                       of

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       of

                           NATIONAL MEDIA CORPORATION

                        (Pursuant to Section 151 of the
                       Delaware General Corporation Law)




     National Media Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Company (the "Board") and by a committee of the Board pursuant to the authority of the Board as required by Section 151 of the Delaware General Corporation Law:

     RESOLVED, that there is hereby established a series of the Series Preferred Stock designated "Series B Convertible Preferred Stock, par value $0.01 per share", (herein referred to as "Series B Preferred Stock"), consisting of 400,000 shares, having a stated value per share equal to $0.01, and having the relative rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights applicable thereto as follows:

     1. Dividend Provisions. The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, in an amount per share of Series B Preferred Stock which is equal to the product of (a) the number of shares of Common Stock into which the Series B Preferred Stock is convertible at the time of declaration of such dividend multiplied by (b) the aggregate per share amount of all cash dividends plus the aggregate per share amount (based upon the fair market value at the time the non-cash dividend or other distribution is declared or paid as determined in good faith by the board of directors) of all non-cash dividends or other distributions on the Common Stock of the corporation other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the corporation. Such dividends shall be declared and paid contemporaneously with the declaration and payment of the related dividend on the Common Stock.



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     2. Liquidation Preference.

          (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per Series B Preferred Stock share equal to $40.00 (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the amount of such Stock owned by each such holder. Notwithstanding the foregoing, if upon the occurrence of any event of liquidation, dissolution or winding up of the corporation, the holders of the Series B Preferred Stock would receive an aggregate amount in excess of $40.00 per share of Series B Preferred Stock if they were to convert such Series B Preferred Stock into Common Stock, then such holders, in lieu of receiving a distribution as a holder of Series B Preferred Stock, will be treated for the purposes of such liquidation, dissolution or winding up as if they had theretofore converted.

          (b) After the distribution described in subsection (a) has been paid, the remaining assets of the corporation available for distribution to shareholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each such holder.

          (c) A sale, conveyance or disposition of all or substantially all of the assets of this corporation shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2, if the holders of a majority of the outstanding Series B Preferred Stock elect to have such transaction treated as a liquidation, failing which election the holders of the Series B Preferred Stock shall receive the same treatment in such sale, conveyance or disposition as the holders of shares of Common Stock.

     3. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a) Conversion Rights. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time from and after the date of issuance of such share, at the office of this corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $40.00 per share by the Conversion Price at the time in effect for such share. The initial Conversion Price per share for shares of Series B Preferred Stock shall be $4.00 per share of Common Stock; provided, however, that the Conversion Price for the Series B Preferred Stock (the "Conversion Price") shall be subject to adjustment as set forth in subsection 3(c).




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          (b) Mechanics of Conversion. Before any holder of Series B Preferred
Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of whole shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person or persons entitled to receive the Common Stock issuable upon such conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities.

          (c) Conversion Price Adjustments of Preferred Stock. The Conversion Price shall be subject to adjustment from time to time as follows:

               (i)  (A) If the corporation shall issue any Additional Stock
(as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be reduced, concurrently with such issue, to a price (calculated to the nearest cent) calculated on a weighted average basis based upon the issue price, the Conversion Price then applicable, the number of shares of Common Stock issued and outstanding before such transaction and the number of shares of Common Stock issuable in connection with such transaction.

                    (B) No reduction of the Conversion Price for the Series B Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or, if no such adjustment is made, shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 3(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.



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                    (C) In the case of the issuance of Common Stock for cash,
the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                    (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board of Directors, irrespective of any accounting treatment.

                    (E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

                         1. The aggregate maximum number of shares of Common
Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(c)(i)(C) and (c)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

                         2. The aggregate maximum number of shares of Common
Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(c)(i)(C) and (c)(i)(D)).

                         3. In the event of any change in the number of shares
of Common Stock deliverable or any increase in the consideration payable to the corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including but not limited to a change resulting from the antidilution provisions thereof, the Conversion Price of the Series B Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.


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                         4. Upon the expiration of any such options or rights,
the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series B Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

               (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) by this corporation after the date any shares of Series B Preferred Stock are first issued (the "Purchase Date") other than:

                    (A) Common Stock issued pursuant to a transaction described in subsection 3(c)(iii) hereof or pursuant to any warrants issued in connection with the sale by the Company of the Series B Preferred Stock or issuance by the Company of debt,

                    (B) shares of Common Stock issuable or issued after the Purchase Date to employees, directors, consultants or other persons having a business relationship with the Company for the primary purpose of soliciting or retaining their employment or business relationship, or

                    (C) Common Stock issued or issuable upon conversion of the Series B Preferred Stock.

               (iii) In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares determined in accordance with subsection 3(c)(i)(E).

               (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then following the record date of such combination, the Conversion Price for the Series B Preferred Stock shall be appropriately


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increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

          (d) Other Distributions. In the event the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(c)(iii), then, in each such case for the purpose of this subsection 3(d), the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

          (e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section
3), provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock of other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (f) No Impairment. The corporation will not, by amendment of its Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

          (g) No Fractional Shares; Certificate as to Adjustments.

               (i) No fractional shares shall be issued upon conversion of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Stock pursuant to this Section 3, the corporation, at its expense, shall promptly compute such adjustment or


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readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock.

          (h) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock or any class of any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series B Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (i) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (j) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

     4. Voting Rights.

          (a) Election of Directors.

               (i) From and after the date on which 125,000 or more shares of Series B Preferred Stock are first issued and for so long as 50% or more of such shares of Series B Preferred Stock have not been converted into shares of Common Stock or transferred to any new holder(s), the holders of the Series B Preferred Stock shall have the right to elect two directors. The holders of the Common Stock shall have the right, voting as a class, to elect the remaining directors.


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The holders of the Series B Preferred Stock shall not have cumulative voting rights. Notwithstanding the foregoing, if the size of the corporation's board of directors is increased to between 15 and 19 members, the number of directors which the holders of the Series B Preferred Stock shall increase to 3.

               (ii) Each director shall be elected at the annual meeting of shareholders and shall serve until his successor is elected and qualified or until his earlier resignation or removal. Any director who shall have been elected by the holders of Series B Preferred Stock may be removed during his term of office, either for or without cause, by and only by the affirmative vote of the holders of a majority of the shares of the Series B Preferred Stock then outstanding, given at a special meeting of such shareholders duly called for that purpose, and any vacancy thereby created may be filled by the holders of the Series B Preferred Stock represented at that meeting.

          (b) Subject to Section 4(a) above, the holder of each share of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series B Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the by-laws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote; provided however that, notwithstanding the foregoing, the Series B Preferred Stock shall not be entitled to vote in the election of the directors to be elected by the holders of Common Stock referred to in Section 4(a)(i) hereof.

     5. Protective Provisions. So long as shares of Series B Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent) of the holders of at least 60% of the then outstanding shares of Series B Preferred Stock (voting in accordance with Section 4 above):

          (a) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares;

          (b) create any new series of stock or any other securities convertible into equity securities of the corporation having a preference over, or being on a parity with, the Series B Preferred Stock with respect to voting, dividends, liquidation rights or otherwise;

          (c) do any act or thing which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or

          (d) declare any dividend on any class or series of stock other than the Series B Preferred Stock, or repurchase shares of any class or series.


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     6. Status of Converted Stock. In the event any shares of Series B Preferred
Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be cancelled and shall not be reissuable by the corporation, and the Articles of this corporation shall be appropriately amended to affect the corresponding reduction in the corporation's authorized capital stock.


     IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its President and attested by its Secretary this 4th day of October, 1994.

                                      National Media Corporation



                                      By:      /s/ Mark P. Hershhorn
                                               -------------------------------
                                               Mark P. Hershhorn, President


[SEAL]


ATTEST:

/s/ Craig A. Streem
- ----------------------------
Craig A. Streem, Secretary